EXHIBIT 3


                                CSW CREDIT, INC.
                                EARNINGS COVERAGE
                           (thousands, except ratios)

                                      1997

                                        JULY           AUGUST       SEPTEMBER

Net Income                              $1,097         $1,227         $1,212
Income Taxes                               582            638            642
Tax benefit of parent
  company loss                             (15)           (42)           (21)
Interest Expense                         3,849          4,189          4,087
                                       -------        -------        -------

                                        $5,513         $6,012         $5,920
                                       =======        =======        =======



Interest Expense                        $3,849         $4,189         $4,087



Ratio of Earnings
  to Fixed Charges                        1.43           1.44           1.45





                                CAPITAL STRUCTURE
                               SEPTEMBER 30, 1997
                                   (thousands)



Short-term Debt                              $848,700       92%
Common Equity                                  71,539        8%
                                              -------      ---

         Total                               $920,239      100%
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